UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 16, 2009
Date of Report (Date of earliest event reported)

ATLAS OIL AND GAS, INC.

 (Exact name of registrant as specified in its charter)

Nevada	333-140204	76-0672176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1020 – 30 Brookstown Avenue

Winston-Salem, North Carolina     27101

(Address of principal executive offices) (Zip Code)

(336) 723-0908
Registrant’s telephone number, including area code

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7. – REGULATION FD

Item 7.01

Regulation FD Disclosure.

In accordance with documentation filed with the NASDAQ Stock Market, Atlas Oil and Gas, Inc., a Nevada corporation (the “Company”) effectuated a reverse stock split (the “Reverse Stock Split”) of its shares of common stock as of open of market Thursday, July 16, 2009. The ratio of the Reverse Stock Split is one for one hundred shares (1:100) issued and outstanding. Each shareholder of the Company holding one hundred shares of common stock will receive in lieu thereof one share of common stock of the Company.

The Board of Directors determined that it was in the Company’s best interests to effect  the Reverse Stock Split and considered certain factors including, but not limited to: (i) current trading price of the Company’s shares of common stock on the OTC Bulletin Board and potential to increase the marketability and liquidity of the Company’s common stock; (ii) possible reluctance of brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold in their own portfolios; and (iii) desire to meet future requirements of per-share price and net tangible assets and shareholders’ equity relating to admission for trading on other markets.

The total number of shares of common stock issued and outstanding pre-Reverse Stock Split was 32,000,000. The total number of shares of common stock issued and outstanding post-Reverse Stock Split will be 320,000.

The Company’s new trading symbol is “AOLG”.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01

Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS OIL AND GAS INC.

By:	/s/ DAN MOTSINGER
Dan Motsinger Chief Executive Officer

Date:  July 23, 2009